JPMORGAN CHASE BANK, N.A. F-6EF

Exhibit (b)

December 21, 2021

JPMorgan Chase Bank, N.A.

383 Madison Avenue, Floor 11

New York, New York 10179

Attention: Depositary Receipts Group

Sent Via Email to DR_Global_CSM@jpmorgan.com

Re: Deposit Agreement among Oatly Group AB, JPMorgan Chase Bank, N.A., as depositary and holders and beneficial owners of American Depositary Receipts, dated May 19, 2021 (the “Deposit Agreement”)

To whom it may concern:

We refer to the Deposit Agreement. Capitalized terms used, but not otherwise defined, herein have the meanings assigned to such terms in the Deposit Agreement.

Pursuant to Section 21 of the Deposit Agreement, the Company hereby advises the Depositary that Oatly Inc. will no longer serve as Authorized Agent under the Deposit Agreement, effective as of and after December 21, 2021.

Accordingly, as required pursuant to Section 21 of the Deposit Agreement, the Company has appointed Corporation Service Company, 19 West 44th Street, Suite 200, New York, New York 10036, as successor Authorized Agent pursuant to, and for all purposes set forth in, the Deposit Agreement, effective as of and after December 21, 2021.

Best regards,

/s/ Zachariah Miller
Zachariah Miller
General Counsel